UTAH POWER	NEWS

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Exhibit 99(b)

February 2, 2001

Utah PSC approves $70 million rate increase

SALT LAKE CITY -- The Utah Public Service Commission granted a request by PacifiCorp for an immediate $70 million rate increase on an interim basis in response to sharply higher electric power costs. The increase is effective as of Feb. 2, 2001.

The increase granted today by the PSC translates to about 9.4 percent, or about $3.85 on a typical residential bill, based on 650 kilowatt-hours monthly. The increase will be applied to all Utah tariff customers.

As requested by PacifiCorp, the current increase excludes the cost of power purchases to replace the output of the Hunter Unit 1 power plant currently under repair after a November 24, 2000 outage. PacifiCorp received a separate order today from the Utah Public Service Commission granting the company's request to defer the Hunter replacement power costs in a separate account to be dealt with after the plant is repaired and operational.

PacifiCorp filed a $142.2 million general rate increase request January 12, and had asked the PSC to grant the entire amount on an interim basis. The remainder of the overall amount will be considered in the context of the normal rate-setting process, which, by law, can take up to 240 days.

"We are gratified that the PSC recognizes this is an extraordinary situation that requires immediate price signals be sent to customers," said Matthew Wright, vice president of Regulation. "The company recognizes that increases in energy costs are not easy for customers. The company is doing everything it can to control costs, but most of the recent cost increases stem from the dramatically higher wholesale power costs which are affecting the entire western United States.

"Also, a variety of measures are available to assist low-income customers in paying electric bills. We urge those in need of assistance to contact the company for more information."